Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: April 27, 2023
Contact: Chris Thomas
515.412.2739
clthomas@fhlbdm.com

FHLB Des Moines Announces First Quarter 2023 Financial Results

The Federal Home Loan Bank of Des Moines (the Bank) announced today unaudited financial results and declared a dividend for the first quarter of 2023. The Board of Directors approved a first quarter 2023 dividend at an annualized rate of 7.95 percent on activity-based stock, an increase of 0.20 percent from the prior quarter, and 3.00 percent on membership stock, unchanged from the prior quarter. Dividend payments totaling $109 million, based on average stock outstanding during the first quarter of 2023, are expected to be paid on May 11, 2023.

The increased dividend rate on activity-based stock is a result of changes in interest rates and business activity and reflects the Bank’s philosophy to pay a consistent dividend equal to or greater than the current market rate for a highly-rated investment, and at a rate that is sustainable under current and projected earnings to maintain an appropriate level of capital and retained earnings. Future dividends are at the discretion of the Bank’s Board of Directors and may be impacted by economic and market conditions.

First Quarter 2023 Financial Highlights

•Net income totaled $191 million, an increase of $137 million from the same period last year.
•Net interest income totaled $282 million, an increase of $183 million from the same period last year.
•Assets totaled $186.4 billion, an increase of $22.2 billion from December 31, 2022.
•Advances totaled $119.0 billion, an increase of $7.8 billion from December 31, 2022, and were outstanding to 704 members, housing associates, and former members.
•Investments totaled $57.5 billion, an increase of $14.1 billion from December 31, 2022.
•Mortgage loans totaled $8.5 billion, and the Bank purchased $289 million of loans from 121 members during the first quarter.
•The Bank accrued $21 million during the quarter for use in its Affordable Housing Program (AHP).
•The Bank recorded a $12 million voluntary contribution to other expense during the quarter to its Member Impact Fund, a discretionary non-AHP program intended to support affordable housing and community development in targeted areas within the Bank’s district. These funds will be disbursed throughout 2023.

Financial Results Discussion
Net Income - For the three months ended March 31, 2023, the Bank recorded net income of $191 million compared to $54 million for the same period in 2022.
Net Interest Income - For the three months ended March 31, 2023, the Bank recorded net interest income of $282 million, an increase of $183 million when compared to the same period in 2022. The increase was driven by higher interest rates, which improved earnings on invested capital, and growth in advance balances.
Assets - The Bank’s total assets increased to $186.4 billion at March 31, 2023, from $164.2 billion at December 31, 2022, driven primarily by an increase in investments and advances. Investments increased $14.1 billion driven primarily by increased money market investments of $11.5 billion and the purchase of agency mortgage-backed securities. Advances increased $7.8 billion due mainly to an increase in borrowings by depository institution members.
Capital - Total capital increased to $9.1 billion at March 31, 2023 from $8.8 billion at December 31, 2022, primarily due to an increase in activity-based capital stock resulting from an increase in advance balances.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)
Statements of Condition (dollars in millions)	March 31, 2023	December 31, 2022
Cash and due from banks	$71	$89
Investments	57,530	43,381
Advances	119,027	111,202
Mortgage loans held for portfolio, net	8,473	8,348
Total assets	186,417	164,169
Consolidated obligations	173,525	153,507
Mandatorily redeemable capital stock	14	15
Total liabilities	177,295	155,418
Capital stock - Class B putable	6,592	6,250
Retained earnings	2,713	2,618
Accumulated other comprehensive income (loss)	(183)	(117)
Total capital	9,122	8,751
Total regulatory capital[1]	9,319	8,883
Regulatory capital ratio	5.00%	5.41%

1    Total regulatory capital includes capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended
	March 31,
Operating Results (dollars in millions)	2023	2022
Net interest income	$282	$99
Provision (reversal) for credit losses on mortgage loans	—	2
Other income (loss):
Net gains (losses) on trading securities	33	(41)
Net gains (losses) on financial instruments held under fair value option	(65)	22
Net gains (losses) on derivatives	10	16
Standby letter of credit fees	2	2
Net gains (losses) on extinguishment of debt	2	—
Other, net	3	1
Total other income (loss)	(15)	—
Total other expense	55	37
Net income before assessments	212	60
Affordable Housing Program assessments	21	6
Net income	$191	$54
Performance Ratios
Net interest spread	0.41%	0.42%
Net interest margin	0.66	0.46
Return on average equity (annualized)	8.51	3.71
Return on average capital stock (annualized)	12.00	6.25
Return on average assets (annualized)	0.44	0.25

The financial results reported in this earnings release for the first quarter of 2023 are preliminary until the Bank announces unaudited financial results in its First Quarter 2023 Form 10-Q filed with the Securities and Exchange Commission, expected to be available at www.fhlbdm.com and www.sec.gov on or before May 15, 2023.

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The Bank is wholly owned by nearly 1,300 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.